Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
847-720-2767	773-580-3775
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US FOODS ANNOUNCES PRICING OF PRIVATE OFFERING OF $500 MILLION OF SENIOR UNSECURED NOTES

ROSEMONT, Ill. – Nov. 16, 2021 – US Foods Holding Corp. (NYSE: USFD) today announced the pricing of a private offering (the “Offering”) of $500 million aggregate principal amount of its 4.625% senior unsecured notes due 2030 (the “Notes”) by its direct, wholly-owned subsidiary, US Foods, Inc. (“US Foods”). The initial offering price to investors will be 100% of the principal amount thereof. The offering is expected to close on November 22, 2021, subject to customary closing conditions.

US Foods intends to use the net proceeds of the Offering (i) to repay a portion of its outstanding term loans that are scheduled to mature on June 27, 2023 (the “2023 Term Loans”) and (ii) to pay related fees and expenses. US Foods expects that the portion of 2023 Term Loans remaining outstanding after giving effect to use of the net proceeds of the Offering will be repaid using the net proceeds from an anticipated new term loan facility and cash on hand.

The Notes and the guarantees thereof are being offered in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the guarantees thereof are being offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

The Notes and the guarantees thereof have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No assurance can be made that the Offering will be consummated on its proposed terms or at all.

About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 300,000 restaurants and foodservice operators to help their businesses succeed. With 70 broadline locations and 80 cash and carry stores, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the Offering and the anticipated new term loan facility and the intended use of the proceeds thereof. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; the extent and duration of the negative impact of the COVID-19 pandemic on us; cost inflation/deflation and commodity volatility; competition; reliance on third-party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; environmental, health and safety and other governmental regulation, including actions taken by national, state and local governments to contain the COVID-19 pandemic, such as travel restrictions or bans, social distancing requirements, and required closures of non-essential businesses; product recalls and product liability claims; our reputation in the industry; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; changes in the method of determining London Interbank Offered Rate (“LIBOR”) or the replacement of LIBOR with an alternative reference rate; labor relations and increased labor costs and continued access to qualified and diverse labor; risks associated with intellectual property, including potential infringement; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; effective integration of acquired businesses; changes in tax laws and regulations and resolution of tax disputes; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; costs and risks associated with current and changing government laws and regulations, and potential changes as a result of initiatives by the Biden administration; and management of retirement benefits and pension obligations. For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, which was filed with the SEC on February 16, 2021 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 2021, July 3, 2021 and October 2, 2021, which were filed with the SEC on May 10, 2021, August 9, 2021 and November 8, 2021, respectively. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law. We may not consummate the Offering or the anticipated new term loan facility and, if the Offering and such anticipated term loan facility are consummated, we cannot provide any assurances regarding the respective final terms thereof.